EXHIBIT 4.4

Franklin Covey Co.
2004 Non-Employee Directors’ Stock Incentive Plan

1.
Establishment and Purpose of the Plan.  Franklin Covey Co. 2004 Non-Employee Directors' Stock Incentive Plan (the "Plan") is established upon the following terms and conditions. The purposes of the Plan are to advance the interests of Franklin Covey Co. (the "Company") through the attraction, motivation and retention of qualified non-employee Directors. The Plan will provide a means for non-employee Directors to increase their equity ownership of the Company consistent with the Company's guidelines for stock ownership by non-employee Directors. By increasing their ownership interest in the Company, the economic interests of the non-employee Directors will more closely align with those of all other stockholders of the Company.

2.	Definitions.
2.01	Award: A grant of Options, Restricted Stock, and/or Deferred Stock to an Awardee.
2.02	Awardee: An Eligible Director to whom an Award is made.
2.03
    Award Agreement: Each Award of Options, Restricted Stock or Deferred Stock shall be evidenced by an Option Agreement, a Restricted Stock Agreement or a Deferred Stock Agreement. Such Award Agreement shall conform to the provisions of the Plan and shall specify the Date of Grant, the Option Price for grants of Options, vesting provisions, restrictions for grants of Restricted Stock or Deferred Stock, and such other terms and conditions as the Organization and Compensation Committee (“Committee”) deems appropriate.

2.04	Basic Annual Award: An Award granted to each Eligible Director once each year based upon the formulas described in Section 13.
2.05	Board: The Board of Directors of the Company.
2.06
    Change of Control: A Change of Control of the Company of a nature that would be required to be reported in response to Item 403(c) of Regulation S-K whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change of Control shall be deemed to have occurred if (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities entitled to vote in an election of Directors of the Company; or (b) during any period of two (2) consecutive years (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board of Directors and any new Directors, whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least three quarters (3/4) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

2.07	Common Stock: The Common Stock of the Company, par value $0.05 per share, or such other class or kind of share or other securities as may be applicable under Section 6.
2.08	Company: Franklin Covey Co., a Utah corporation, or any successor to substantially all its business.
2.09
    Date of Grant: The date an Award is granted to an Eligible Director. The Date of Grant with respect to Basic Annual Awards will be March 31 of each year during the life of the Plan and the Date of Grant for any Supplemental Grant, shall be a date determined by the Board. If the New York Stock Exchange ("NYSE") is not open on such date, the Date of Grant will be the next subsequent day on which the NYSE is open.

2.10
    Deferred Stock: Deferred Stock is Common Stock of the Company to vest and be issued to an Awardee under the Plan in one or more installments beginning at such time in the future as the Committee shall determine. Prior to the vesting and issuance of Deferred Stock, the Company shall pay to or accrue on behalf of the Awardee an amount equivalent to the dividends that would have been paid on that Deferred Stock had it been issued on the Date of Grant. Awards of Deferred Stock shall be made pursuant to a Deferred Stock Agreement between the Company and each Awardee that may contain additional terms specified by the Committee.

2.11	Deferred Stock Agreement: The written agreement between the Company and the Awardee for a grant of Deferred Stock.
2.12
    Eligible Director: Any person who on the Date of Grant is a member of the Board of Directors of the Company and is not an employee of the Company or of any Subsidiary as defined in Section 2.20. An individual shall be treated as an employee of the Company or a Subsidiary only if he is on the payroll of the Company or a Subsidiary and treated as an employee under the Company’s or a Subsidiary’s system of personnel classification.

2.13
    Fair Market Value: As applied to a specific date, the average of the highest and lowest market prices of Common Stock, as reported on the consolidated transaction reporting system for the NYSE on such date, or, if the Common Stock was not traded on the NYSE such date, on the next preceding day on which the Common Stock was traded. In the event shares of Common Stock cease to be traded on the NYSE, but are traded or listed on another securities exchange or market quotation system, the Fair Market Value of shares of Common Stock on a specified date shall be the average of the highest and lowest market prices of Common Stock, as reported on that exchange or market system on such date, or, if the Common Stock was not traded on that date, on the next preceding day on which the Common Stock was traded. If the Common Stock ceases to be traded on any exchange or market quotation system, Fair Market Value shall be determined in good faith by the Board.

2.14	Option: Any option or options providing for the purchase of a stated number of whole, not fractional, shares of Common Stock pursuant to Section 5.
2.15	Option Agreement: The written agreement between the Company and Awardee for the grant of an Option.
2.16	Option Price: The price at which Common Stock of the Company may be purchased upon the exercise of an Option which price shall be the Fair Market Value on the Date of Grant.
2.17	Plan: Franklin Covey Co. 2004 Non-Employee Directors' Stock Incentive Plan.
2.18
    Restricted Stock: Restricted Stock under the Plan is Common Stock of the Company restricted as to sale for such time and subject to such other conditions and risks of forfeiture, as the Committee shall determine. Prior to vesting and the lifting of the restrictions, the Awardee will nevertheless be entitled to receive dividends from and to vote the shares of Restricted Stock. Awards of Restricted Stock shall be made pursuant to a Restricted Stock Agreement between the Company and each Awardee that may contain additional terms specified by the Committee.

2.19	Restricted Stock Agreement: The written agreement between the Company and the Awardee for a grant of Restricted Stock.
2.20
    Subsidiary: Any business association (including a corporation or a partnership other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing fifty (50) percent or more of the total combined voting power of all classes of equity interests in one or the other associations in such chain.

2.21
    Supplemental Grant: A grant of Options, Restricted Stock, or Deferred Stock that is in addition to the Basic Annual Award and is granted to an Eligible Director as a result of that Eligible Director taking on additional responsibilities as a member of the Board of Directors of the Company. No Director shall have any entitlement to a Supplemental Grant except as approved by the Board in its sole discretion.

3.
 Stock Subject to the Plan.  The total number of shares of Common Stock which may be awarded under the Plan is 300,000, subject to adjustment under Section 6 below. If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such Award, to the extent of such termination or forfeiture, shall again be available for grant under the Plan during the term of the Plan.

4.
Duration of Plan.  The Plan shall have duration of ten (10) years commencing on March 31, 2005, unless sooner terminated by the Board under Section 12 below. Notwithstanding termination of the Plan, any Award granted prior to termination of the Plan shall remain outstanding until expiration of its term as set forth in the applicable Award Agreement. No additional grants will be made after March 31, 2015 unless the Board of Directors the stockholders of the Company approve an extension.

5.	Grants of Awards.
5.01
    Frequency of Grants. Basic Annual Awards of Options and Restricted Stock shall be made on an annual basis on the Date of Grant as defined in Section 2.09. Supplemental Grants may be made by the Company at any time in the discretion of the Board of Directors.

5.02	Size of Grants. The size of each Basic Annual Award shall be calculated as described in Section 13. The size of any Supplemental Grant shall be determined by the Board in its sole discretion.
5.03
    Individual Limits. An annual aggregate limit of shares (including Options, Restricted Stock, and Deferred Stock) having an aggregate fair market value of $37,500 is set for grants during each calendar year to any individual Director, which limit shall apply to both the Basic Annual Award and any Supplemental Grant made during any given calendar year.

5.04
    Types of Grants. Basic Annual Awards shall consist of Options and Restricted Stock. Supplemental Grants may consist of Options, Restricted Stock, or Deferred Stock or a combination of Options, Restricted Stock and Deferred Stock.

5.05	Terms of Grants.

 (a)  Stock Options are non-qualified Options to purchase a designated number of shares of Common Stock of the Company. The term of each Option shall be ten (10) years from the Date of Grant, subject to earlier expiration as provided in the applicable Award Agreement. The per share Option Price shall be the per share Fair Market Value of Common Stock on the Date of Grant. Each Option shall be subject to the vesting schedule set forth in the applicable Award Agreement, as determined by the Committee, and may be exercised only to the extent vested on the date of exercise. Under no circumstances shall any Option vest or become exercisable in less than one year from the Date of Grant. Shares purchased upon exercise of an Option must be paid for in full at the time of exercise either in cash or with currently owned shares. Neither the Organization and Compensation Committee nor the Board of Directors may reprice any Option that is "underwater." Except as otherwise provided in the applicable Award Agreement, vesting and exercisability will be accelerated in the event of a Change of Control as defined in Section 2.06.

 (b)  Restricted Stock is Common Stock of the Company restricted as to sale and subject to a risk of forfeiture in such fashion and according to such vesting schedule as the Committee shall determine and specify in the applicable Award Agreement. Prior to vesting and the lifting of the restrictions, the Awardee will be entitled to receive dividends from and to vote the shares of Restricted Stock. Except as otherwise provided in the applicable Award Agreement, vesting and lifting of restrictions will be accelerated in the event of a Change of Control as defined in Section 2.06. Share certificates evidencing Restricted Stock may be held in escrow by the Company pending vesting of such shares and shall bear such legends as the Committee deems appropriate to reflect the restrictions applicable under the Plan and Award Agreement.

 (c)  Deferred Stock is Common Stock of the Company to be issued to an Awardee under the Plan in one or more installments beginning at such time in the future and on such vesting conditions as the Committee shall determine and specify in the applicable Award Agreement. Prior to vesting and the issuance of Deferred Stock, the Company shall pay to or accrue on behalf of the Awardee an amount equivalent to the dividends on that Deferred Stock from the Date of Grant. Except as otherwise provided in the applicable Award Agreement, vesting and delivery of the Deferred Stock will be accelerated in the event of a Change in Control as defined in Section 2.06.

5.06
    Termination of Membership on the Board of Directors.

(a) Notwithstanding the provisions of Section 5.05 but subject to Section 8 below, an Option whose term has not yet expired or been forfeited shall become fully vested and immediately exercisable upon the Awardee's termination of Board membership on account of death or voluntary retirement after attainment of age 59 (“Retirement”). Any such Options of a deceased or retired Director may be exercised (a) within five (5) years from such termination of Board membership or (b) within the original term of the Option, whichever time is less, or such Option shall thereafter automatically terminate. Options held by an Awardee whose membership on the Board of Directors terminates for reasons other than death or Retirement, unless subject to the provisions of Section 8 of the Plan, shall expire six (6) months from Board termination and are exercisable only to the extent they have vested, as provided for under Section 5.05, prior to expiration.

(b) Notwithstanding the provisions of Section 5.05 but subject to Section 8 below, in the event of an Awardee’s termination of Board membership on account of death or Retirement, (i) all Restricted Stock held by such Awardee shall immediately vest and cease to be subject to the restrictions of this Plan, and (ii) all Awards of Deferred Stock shall automatically vest and be issued. In such event, certificates for the Common Stock related to such Award shall be delivered to the retired Director or such Director's beneficiary as soon as administratively feasible after such event.

6.
Adjustments upon Changes in Capitalization.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in corporate structure of the Company affecting Common Stock, or a sale by the Company of all or a substantial part of its assets, or any distribution to stockholders other than a cash dividend, the Board will make appropriate adjustment in the number and kind of shares authorized for issuance under the Plan, and will make such adjustments to the number and kind of shares, and exercise prices payable under, all outstanding Awards as the Board in good faith deems appropriate to prevent inequitable increase or deceases in the rights of the Awardees. However, no fractional shares of Common Stock will be issued pursuant to any such adjustment, and the Fair Market Value of any fractional shares resulting from adjustments will be paid in cash to the Awardee.

7.
General Provisions.

 (a)  Each Award shall be made pursuant to a written Award Agreement between the Company and the Awardee. Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any Awardee any right with respect to continuance as a Director.

 (b)  To the extent of any conflict between the Plan and the Award Agreement, the provisions of the Plan shall control.

8.
Forfeiture.
Any provision herein to the contrary notwithstanding, all Options, Restricted Stock, and Deferred Stock granted to an Awardee shall automatically terminate and be null and void as of the date an Eligible Director's service on the Board of Directors terminates if the directorship is terminated as a result of any act of (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any Subsidiary.

9.
Non-Assignability.
Awards may not be pledged, assigned, or transferred for any reason during the Awardee's lifetime, and any attempt to do so shall be void and notwithstanding any contrary provision contained herein, the relevant Award shall be immediately forfeited whether or not otherwise vested.

10.
Beneficiary upon Awardee's Death.
Notwithstanding the provisions of Section 9, an Awardee's Award shall be transferable at his or her death to the beneficiary designated by the Awardee on forms prescribed by and filed with the Company prior to the Awardee’s death. Upon the death of an Awardee, such beneficiary shall succeed to the rights of the Awardee. If no such designation of a beneficiary has been made, the Awardee's Award(s) shall succeed to his or her legal representative and shall be transferable by will or pursuant to the laws of descent and distribution.

11.
Plan Administration and Share Issuance.

(a)   Except as otherwise provided herein, the Plan shall be administered by the Committee. Subject to Section 13 below and the other express provisions of this Plan, the Committee has full authority and discretion to determine the terms and provisions of any Awards made pursuant to the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and Awards granted under it, to define terms not otherwise defined herein, and to make all other determinations that it may determine to be necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations by the Board and the Committee regarding this Plan or any Award shall be final and binding on all persons.

(b) The Committee may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any Option exercises, share issuances and/or of any resales or other transfers of shares issued hereunder, including without limitation (i) restriction under an insider trading policy, (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, (iii) restrictions during any period when the Administrator determines that the prospectus relating to such Award may not contain all required information, (iv) restrictions under any applicable federal or state securities law; and (iv) restrictions requested by an underwriter engaged in a registered offering of the Company's securities, not to exceed 180 days following the pricing of securities for sale in such offering.

(c) Shares of Common Stock shall not be issued under the Plan with respect to any Award unless the exercise of such Award, if applicable, and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of the NYSE and any stock exchange upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of Options and issuance of Awards or shares of Common Stock, the Company may require the Awardee or person exercising such rights to represent and warrant that any shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

12.
Amendment and Termination of the Plan.  The Board shall have the power to amend or terminate the Plan at any time without further action of the stockholders; provided, however that stockholder approval shall be required of any amendment that:(a) increases the number of shares available under the Plan (other than an increase solely to reflect a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or a substantial part of its assets, or any distribution to stockholders other than a cash dividend); (b) withdraws administration of the Plan from the Committee; (c) changes the types of awards available under the Plan; (d) extends the term of the Plan; (e) constitutes a "material revision" to the Plan requiring stockholder approval pursuant to the New York Stock Exchange Corporate Governance Listing Standards; or (f) deletes or limits the scope of the Plan provision prohibiting the repricing of Options that are "underwater." The Committee may not amend, alter or discontinue the any Award Agreement under the Plan in a manner that would materially impair the rights of the holder of an Award without such holder's consent; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either (a) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been or will be adequately compensated.

13.
Annual Grant of Restricted Stock.  The Company will award to each director on March 31, of each year a number of Restricted Shares having an aggregate fair market value of $27,500, rounded up to the nearest whole share.

14.	Governing Law and Choice of Law. This Plan and all Award Agreements shall be deemed to have been adopted in the State of Utah, and shall be interpreted and construed according to the laws of the State of Utah, without giving effect to any conflict of laws provisions. In the event any person initiates legal action based upon a dispute or claim arising out of this Plan or any Award Agreement, such action shall be exclusively brought before and decided by a state court or U.S. District Court in the State of Utah.